Exhibit 10.14

Date: 7 July 2021

BLUEWAVE WMS TECHNOLOGIES SDN BHD
(Registration No.: 202101023339 (1423639-H))
No. 17-02, Menara Q Sentral,
2A, Jalan Stesen Sentral 2, KL Sentral, 50470 Kuala Lumpur
W.P. Kuala Lumpur.

Dear Sirs,

WORKFORCE ENGAGEMENT

1.	Introduction

1.1.	We refer to the above matter.

1.2.	This letter sets out the basis on which we, ARB Axflix Sdn Bhd (“ARB Axflix”) are engaged to provide you, Bluewave WMS Technologies Sdn Bhd (“Bluewave”) such number of personnel(s) as stipulated below from time to time (“Personnels”) upon the terms and conditions set out herein (“Engagement”).

1.3.	By signing this letter, both Parties agree to be bound by the terms and conditions of this Letter.

2.	Number of Personnel

2.1.	We shall provide you a number of two (2) personnels for the scope of works as provided under Clause 4 below.

3.	Duration

3.1.	This Engagement shall be valid for a period of two (2) years commencing from the date of this letter and may be renewed by us for subsequent term of one (1) year subject to the performance of the Personnels.

4.	Scope of Work

4.1.	The Personnel’s scope of works shall be to:-

(a)	be in charge of project implementation;

(b)	provide technical support, know-how and expertise to customers and/or end-users.

4.2.	The parties may add additional scope of work at any time subject to the parties mutually agreeing on the terms and conditions and fees for the provision of such additional works.

5.	Fees and Payment Term

5.1.	In consideration of the Engagement, you agree to pay us a fee of RM 40,000 (“Fee”) which will be billed after 1 year.

6.	Termination

6.1.	Either Party shall be entitled to terminate this Engagement in the event there is a material breach of this Engagement by the other Party and the other Party fails to rectify such breach within fifteen (15) business days upon receipt of a written notice from the innocent Party.

6.2.	Notwithstanding the above, either Party may end this Engagement by serving the other Party a 30 days prior written notice at any time.

7.	Confidentiality

7.1.	All information arising from this Letter and any agreements, correspondence and documents to be executed shall be kept with strict confidentiality by you, us and all parties involved. All parties shall not, except with the consent of the others, reveal any information pertaining thereto to any person or third party and except where disclosure is required by law or in compliance with the guidelines of Bursa Malaysia Securities Berhad.

8.	Force Majeure

8.1.	Neither party will be liable to the other party for any delay or other breach of this Letter that results from a force majeure event. A Force Majeure event is an event that is unanticipated and not capable of being reasonably mitigated by the affected party, such as acts of nature, fire, unavoidable accidents, acts of war, or conditions arising out of or attributable to war (declared or not declared), civil war, strikes and other labour disturbances not attributable to the party invoking Force Majeure, embargo or blockade, floods, storms, and other natural disturbances, insurrection, riots and other civil disturbances, or similar acts beyond the control of that party. In the event of a Force Majeure event, the affected party must give the other party written notice describing all items affected and all anticipated delays.

9.	Governing Laws and Court of Jurisdiction

9.1.	This Letter shall be governed and construed in accordance with the laws of Malaysia, without regard to the conflicts of law rules of such jurisdiction. Any dispute, controversy or claim arising out of or in connection herewith, shall be referred to and finally resolved by the Courts of Malaysia.

10.	Miscellaneous

10.1.	Enforcement

This Letter shall be signed and sealed by the legal representative or authorized signatory of the respective parties and shall take effect upon signing. Any scanned, faxed and photocopy of this Letter shall have the same legal effect as the original.

10.2.	Time

Time shall be of the essence of this Letter both as regards to any dates, times and periods mentioned and as regards to any dates, times and periods which may be substituted for them in accordance with this Letter or by contract in writing between the parties.

10.3.	Counterparts

This Letter may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each party sign this Letter by signing or executing any such counterpart.

10.4.	Severability

Any provision of this Letter which is illegal, void or unenforceable is only ineffective to the extent of that illegality, voidness or unenforceability, without invalidating the remaining provisions and the Letter will remain in full force and effect and the offending provision will be deemed to be deleted and substituted by a valid one which in its economic effect comes so close to the invalid provision that it can be reasonably assumed that the parties would have contracted with this new substituted provision.

10.5.	Waiver

No failure to exercise and no delay in exercising on the part of any of the parties hereto of any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Letter are cumulative and not exclusive in nature of any rights or remedies otherwise provided by law.

This Letter shall supersede all previous negotiations, understanding and agreements, express or implied, in respect of the matter aforesaid, between us and in the event of any conflict, the provisions of this Letter shall prevail.

Upon your acceptance of this Letter, the terms and conditions of this Letter shall constitute a binding contract between the Parties.

This Letter is executed in two (2) original copies. Please confirm your acceptance of the same by signing and returning to us an original copy of this Letter.

Thank you.

Yours faithfully,

For and on behalf of ARB AXFLIX SDN BHD

/s/ Choong Voon Kwong
Choong Voon Kwong
Director

ACCEPTANCE AND AGREEMENT

We, the undersigned, hereby acknowledge that we have read and irrevocably confirm our agreement and acceptance to the above terms and conditions contained in this Letter and agree to comply with, observe and perform all the above terms and conditions to be complied, observed and performed on our part.

……………………………………………………	……………………………………………………

For and on behalf of	Witness
Bluewave WMS Technologies Sdn Bhd

Date: 7 July 2021	Date: 7 July 2021
Name: Chong Hwa Siong	Name: Ahmad Shifa ‘Nasri’
I/C No .: 740503-04-5379	I/C No .: 970618-10-6657

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